Exhibit 99.1

FOR IMMEDIATE RELEASE

China Housing Acquires Property Management Company in Xi’an

Xi’an, China – January 21, 2009 – China Housing & Land Development, Inc., (“China Housing”, NASDAQ: CHLN) announced today that it has completed the acquisition of Xi’an Xinxing Property Management Co., Ltd. (“Xinxing”).

Xinxing was privately owned and provides property management services to most of China Housing’s past residential and commercial projects, as well as to other prominent customers like the Xi’an branch office building of the People’s Bank of China, China Xi’an Electric Group headquarters, Shaanxi Bureau of State Taxation offices, and the Xi’an University of International Studies, to name a few.

Xinxing’s current service area totals 1.67 million square meters in 43 facilities that include residential, commercial, and school buildings and parks. Xinxing’s revenues in 2008 were RMB 15.42 million, net income was RMB 1.82 million, and assets at yearend 2008 totaled RMB 11.29 million. Total consideration for the acquisition will be 12 million RMB.

Mr. Pingji Lu, Chairman of China Housing & Land Development, said, “This acquisition greatly strengthens our ability to improve our value to our customers during the after-sale phase of our real estate development business. We get the following benefits from this acquisition:

•	the retention of property values for our customers, due to our sustained professional and cost-effective real estate management within the communities we create,

•	happy and loyal customers who are very pleased with their homes, buildings, and public areas, who also tell their friends about how wonderful life is in our communities and help to establish a sales channel to new prestige customers,

•	a resulting higher reputation and brand for China Housing due to sustained high quality and retained value throughout the long life of our communities,

•	direct sustained feedback from our customers on the performance of their units and on possible improvements and new features that should help us create new attractive communities that customers will embrace,

•	the participation by our property management staff as members in our design, architecture, and construction teams, which will improve our future communities and customer satisfaction, and

“Our real estate development business is one continuous long-term process with many integrated phases that include land analysis and acquisition, site planning and development, design, architecture, engineering, construction, financing, marketing and sales, after-sales property management, and eventually demolition and recycling.

“We design, engineer, and construct buildings, but we really create communities. We create communities where each unit is custom-tailored for every customer but is flexible enough to provide great satisfaction to subsequent owners. We create communities that are designed to provide years of pleasure and satisfaction to each resident — from the beauty of the landscaping and the common areas, the beauty and functionality of the buildings, and the beauty and efficiency of each apartment. So we are focused on sustained customer satisfaction in several dimensions.

“This acquisition brings an important phase of real estate development into our company, one that further emphasizes our long-term commitment to our customers.”

Founded in 1996, Xi’an Xinxing Property Management Co., Ltd. was one of the earliest Chinese companies to specialize in property management. It provides management services to residential communities, commercial buildings, intelligent buildings, exhibition facilities, hotels, parks, and schools. Xinxing also provides specialized services that can include physical security, landscaping, and maintenance and cleaning of facilities and buildings. This company already performs the property management for most of the buildings and communities that China Housing has created.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc. is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development’s future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.‘s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing & Land Development news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com.

China Housing contacts for investors and media

Ms. Jing Lu, Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2632 in Xi’an • jinglu@chldinc.com • English and Chinese

Mr. William Xin, Chief Financial Officer
+86 150.9175.2090 in Xi’an
+1 917.371.9827 in San Francisco • william.xin@chldinc.com • English and Chinese

Mr. Tom Myers, Christensen Investor Relations
+86 139.1141.3520 in Beijing • tmyers@christensenir.com • English

Ms. Kathy Li, Christensen Investor Relations
+1 212.618.1978 in New York • kli@christensenir.com • English and Chinese